Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the SkyWest, Inc. Registration Statement (Form S-8 No. 333-135239) of our report dated June 27, 2012, with respect to the financial statements and supplemental schedule of the Atlantic Southeast Airlines, Inc. Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Tanner LLC

Salt Lake City, Utah

June 27, 2012